EXHIBIT 10.30

RESTRICTED STOCK AGREEMENT
UNDER
CARRIAGE SERVICES, INC.
2017 OMNIBUS INCENTIVE PLAN

THIS RESTRICTED STOCK AGREEMENT (this "Agreement"), between the Participant whose name and address appears on the signature page hereto (the "Participant"), and CARRIAGE SERVICES, INC., a Delaware corporation (the "Company"), pursuant to the Carriage Services, Inc. 2017 Omnibus Incentive Plan (the "Plan"). Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to them in the Plan.

W I T N E S S E T H:

WHEREAS, the Compensation Committee (the "Committee") of the Board of Directors of the Company has authorized and directed the Company to grant an award of Restricted Stock to the Participant, an employee of the Company, under the Plan effective as of the ___ day of ________, 20____ (the "Grant Date") for the purposes expressed in the Plan.

NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties hereby agree as follows:

1.    Grant of Stock. In accordance with Article 8 of the Plan and the other terms and conditions thereof, and subject to the further terms, conditions and restrictions contained in the Plan and this Agreement, the Company hereby grants to the Participant the number of shares (the "Shares") of the Company's common stock, $.01 par value per share ("Common Stock"), as indicated on the signature page hereto. As long as the Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such Shares shall be deemed to be, and are referred to in this Agreement as, the "Restricted Shares."

2.    Certificates for Shares. The Company may issue certificates evidencing the Restricted Shares or evidence the Restricted Shares by using a restricted electronic book entry account with the Company’s transfer agent. If the Company issues certificates evidencing the Restricted Shares, such certificates shall be deposited with the Company to be held in escrow until such Shares are released to the Participant or forfeited in accordance with this Agreement. At the Company’s request, the Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power relating to the Restricted Shares, endorsed in blank by the Participant. Such certificates may bear a legend referring to the Restrictions set forth in this Agreement.

If any Restricted Shares are forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares and to return the Shares represented thereby to the Company's treasury.

3.    Adjustments in Restricted Shares. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the number of shares of Common Stock subject to this Agreement shall be adjusted in accordance with Section 4.4 of the Plan.

4.    Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, the Restricted Shares and all rights with respect to such Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on the Restricted Shares. The Restrictions shall be binding upon and enforceable against any transferee of the Restricted Shares.

5.    Forfeiture of Restricted Shares. In the event that the Participant’s employment with the Company and its affiliates or Subsidiaries terminates for any reason other than the Participant’s death or Disability such event shall constitute an "Event of Forfeiture" and all Shares that are Restricted Shares at such time shall be forfeited by the Participant to the Company upon the occurrence of any such Event of Forfeiture without payment of any consideration by the Company, and neither the Participant nor any successor, heir, assign or personal representative of the Participant shall have any right, title or interest in or to such Restricted Shares or the certificates, if any, evidencing them.

6.    Lapse of Restrictions.

(a)    Except as provided in paragraphs (b) and (c) below, the Restrictions on the Restricted Shares granted under this Agreement shall lapse on each of the first through third anniversaries of the Grant Date in accordance with the following schedule so long as the Participant remains continuously employed by the Company or one of its affiliates or Subsidiaries from the Grant Date through each such anniversary date:

Percentage of Shares on
Date                Which Restrictions Lapse

First Anniversary of Grant Date        33 1/3%
Second Anniversary of Grant Date        33 1/3%
Third Anniversary of Grant Date        33 1/3%

No fractional shares shall be issued as a result of the lapse of the Restrictions hereunder. If, as a result of the lapse of Restrictions, a fractional share would be issued, then the number of Shares as to which the Restrictions shall lapse shall be rounded to the nearest whole share, and an appropriate adjustment shall be made to the number of remaining Restricted Shares, so that the total number of Shares granted under this Agreement shall remain unchanged.

(b)    Notwithstanding the vesting schedule set forth in Section 6(a), in the event that the Participant's employment with the Company and its affiliates or Subsidiaries terminates as a result of the Participant’s death or Disability, the Restrictions shall lapse on all of the Restricted Shares (if not already lapsed pursuant to paragraph (a) above) on the date of the Participant’s termination due to such event. The occurrence of the Participant’s Disability shall be determined by the Committee in accordance with the Plan.

(c)    Notwithstanding any other provision of this Agreement, upon a Change in Control, all of the Restrictions shall immediately lapse on all of the Restricted Shares (if not already lapsed pursuant to paragraph (a) or (b) above) effective upon such Change in Control.

(d)    Upon lapse of the Restrictions in accordance with this Section 6, the Company shall, as soon as practicable thereafter, either deliver to the Participant an unrestricted certificate for the Shares with respect to which such Restrictions have lapsed or, as may be the case, issue appropriate instructions to the transfer agent if the electronic, book-entry method is utilized.

7.    Withholding Requirements.

(a)    Unless other arrangements have been made that are acceptable to the Company, the Company and each of its affiliates and Subsidiaries is authorized to deduct or withhold from the Award, or cause to be deducted or withheld from any compensation or other amount owing to the Participant, the amount (in cash, Common Stock, other securities or property, or Common Stock that would otherwise be issued pursuant to the Award) of any applicable taxes payable in respect of the vesting and/or settlement of the Award and to take such other actions as may be necessary in the opinion of the Company or any of its affiliates or any Subsidiary to satisfy its tax withholding obligations. Notwithstanding the foregoing, if the Participant is subject to Rule 16b-3 (“Rule 16b-3”), as promulgated under the Securities Exchange Act of 1934, as amended (“Section 16 of the Exchange Act”), at the time of vesting or settlement of the Award, except as otherwise provided in any tax withholding policy or procedure adopted by the Company, such tax withholding automatically shall be effected by the Company or one of its affiliates or Subsidiaries either by (i) withholding shares of Common Stock otherwise deliverable to the Participant on the settlement of the Award or (ii) requiring the Participant to tender a cash payment to the Company or such affiliate or Subsidiary, in either case, in an amount equal to the applicable taxes. In the event that shares of Common Stock that would otherwise be delivered pursuant to the Award are used to satisfy such withholding obligations, the number of shares that may be withheld shall be limited to the number of shares that have a Fair Market Value, on the date of withholding, equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; provided, however, that such withholding may be based on rates in excess of the minimum statutory withholding rates if (A) the Committee (x) determines that such withholding would not result in adverse accounting, tax or other consequences to the Company (other than immaterial administrative, reporting or similar consequences) and (y) authorizes such withholding at such greater rates and (B) the Participant consents to and completes the necessary IRS forms, if any, for such withholding at such greater rates.

(b)    The Participant may make an election under Section 83(b) of the Internal Revenue Code (an “83(b) Election”), within 30 days after the Grant Date, to recognize income for federal income tax purposes equal to the Fair Market Value of the Restricted Shares as of the Grant Date. In such event, the Participant shall make arrangements satisfactory to the Company to pay in the calendar year that includes the Grant Date all federal, state, local and foreign taxes required to be withheld with respect to the Restricted Shares, when such taxes are due. If the Participant makes an 83(b) Election, he or she shall provide notice to the Company by providing the Secretary of the Company a copy of the Section 83(b) Election filed with the Internal Revenue Service concurrently with the filing of same. The Participant acknowledges that it is the Participant’s sole responsibility, and not the responsibility of the Company, to timely file an 83(b) Election if the Participant desires to do so even if the Participant requests the Company or any of its affiliates, any Subsidiary or any of their respective managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) to assist in making such filing.
(c)    The Participant acknowledges and agrees that none of the Board, the Committee, the Company or any of its affiliates or Subsidiaries have made any representation or warranty as to the tax consequences to the Participant as a result of the receipt of the Restricted Shares, the lapse of any Restrictions or the forfeiture of any of the Restricted Shares pursuant to the Restrictions. The Participant represents that he is in no manner relying on the Board, the Committee, the Company or any of its affiliates, any Subsidiary or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. The Participant represents that he has consulted with any tax consultants that the Participant deems advisable in connection with the Restricted Shares.

8.    Effect on Employment. Nothing contained in the Plan or this Agreement shall confer upon the Participant the right to continue in the employment of the Company or any of its affiliates or Subsidiaries or affect any right which the Company or any of its affiliates or Subsidiaries may have to terminate the employment of the Participant at any time.

9.    Amendment. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is set forth in a written instrument duly executed by the Participant and an authorized officer of the Company.

10.    The Plan. This Agreement and the award granted hereunder are subject to, and the Company and the Participant agree to be bound by, all of the terms and conditions of the Plan as the same may be amended from time to time in accordance with the terms thereof. Pursuant to the Plan, the Board of Directors or the Committee is authorized to adopt rules and regulations not inconsistent with the Plan and this Agreement and to take such action in the administration of the Plan as it may deem proper. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement. In the event of any conflict between the terms and provisions of this Agreement and the Plan, the Plan shall govern. The Participant acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof and accepts the award of Shares hereunder subject to all of the terms and conditions thereof and of this Agreement.

11.    Entire Agreement. This Agreement, together with the Plan, sets forth the entire agreement between the parties with respect to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, oral, expressed, or implied, between them with respect to the grant hereunder other than as set forth herein and in the Plan.

12.    Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and assigns.

13.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

14.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

15.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

16.    Section 16.    Notwithstanding any provision to the contrary herein, it is the intent of the Committee that the Award satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 so that Participant will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Award would conflict with the intent expressed in this Section 16 of this Agreement, then such provision shall be interpreted and/or deemed amended so as to avoid such conflict to the maximum extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement as of the Grant Date.

Address:                                THE COMPANY:
3040 Post Oak Blvd, Suite 300                    CARRIAGE SERVICES, INC.
Houston, Texas 77056

By:
Name:
Title:

Address:                                THE PARTICIPANT:
[INSERT ADDRESS]

_____________________________________
[INSERT PARTICIPANT’S NAME]

Number of Shares: [INSERT # OF SHARES]